UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 17, 2008

PACIFIC COAST NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

California	000-51960	61-1453556

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
905 Calle Amanecer, Suite 100 San Clemente, California 92673-6275
(Address of principal executive offices) (Zip Code)

(949) 361-4300
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

             On June 17, 2008, James M. Morrison and Charles T. Owen were appointed to the Boards of Directors of Pacific Coast National Bancorp (the "Company") and Pacific Coast National Bank, a wholly owned subsidiary of the Company.

             Mr. Morrison is the President of James M. Morrison Insurance Services, Inc., a position he has held since founding that company in 2002. Mr. Morrison has been in the insurance brokerage business since 1989. Mr. Morrison has been actively involved in leadership positions with a number of professional and community organizations. Mr. Morrison is a graduate of the University of San Diego, where he earned a Bachelor of Business Administration degree.

             Mr. Owen is the President and Chief Executive Officer of the Carlsbad (California) Chamber of Commerce, a position he has held since 2004. From 1987 to 1990 and from 1992 to 2004, he served as President and Publisher of The San Diego Business Journal, and from 1990 to 1992 he served as President of TCS Publishing, a subsidiary of TCS Enterprises. After retiring from the U.S. Marine Corps as a Captain in 1981, Mr. Owen served as Division Director and Vice President of the Greater San Diego Chamber of Commerce. Mr. Owen has extensive experience as a bank director and has served on numerous civic boards and committees. Mr. Owen is a graduate of Vincennes University, Vincennes, Indiana, where he earned an Associate of Science degree, Chapman University, Orange California, where he earned a Bachelor of Arts degree, and National University, San Diego, California, where he earned a Master of Business Administration degree.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PACIFIC COAST NATIONAL BANCORP
Dated: June 23, 2008	By:	/s/ Michael S. Hahn
	Name:	Michael S. Hahn
	Title:	President and Chief Executive Officer

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